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Memory Pharmaceuticals Commences Phase 2a Trial of MEM 3454 in Alzheimer’s Disease

MONTVALE, N.J., March 13, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced the dosing of the first subject in a randomized, double-blind, placebo-controlled Phase 2a clinical trial of MEM 3454, the company’s lead nicotinic alpha-7 receptor partial agonist, in Alzheimer’s disease. The trial is designed to assess the safety, tolerability and cognitive effects of three doses of MEM 3454 in subjects with mild to moderate Alzheimer’s disease.

“MEM 3454 showed promising cognitive effects in its Phase 1 clinical trial and we’re excited about evaluating its efficacy in a disease setting,” said Stephen R. Murray, M.D., Ph.D., Vice President of Clinical Development. “We now have two drug candidates, with two distinct mechanisms of action, in clinical trials for the treatment of Alzheimer’s disease, and we expect to report top-line results from both trials in the fourth quarter of this year.”

The trial will enroll approximately 80 subjects with mild to moderate Alzheimer’s disease at multiple sites in the United States. Subjects will be randomized to receive 5 mg, 15 mg or 50 mg of MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial is to assess the effect of MEM 3454 using the Quality of Episodic Secondary Memory (QESM) factor score from the Cognitive Drug Research (CDR) battery. Secondary objectives include assessing the safety, tolerability, and pharmacokinetics of multiple doses of MEM 3454 and the drug candidate’s effect on additional psychometric test items from the CDR battery and the Alzheimer’s Disease Assessment Scale — Cognitive subscale (ADAS — cog).

Under the terms of the Company’s nicotinic alpha-7 agonist collaboration with Roche, the Company leads the development of MEM 3454 through Phase 2a clinical trials, and following the completion of these trials, Roche has the right to obtain an exclusive license to MEM 3454. Roche maintains this right through the development process by making payments to Memory Pharmaceuticals upon its achievement of certain predefined development milestones.

About MEM 3454
MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the CNS. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. MEM 3454 is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program. Memory Pharmaceuticals is developing MEM 3454 as potential therapy for Alzheimer’s disease and is considering developing the compound as a treatment for schizophrenia as well as other disorders that affect cognition.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; receiving unfavorable results from clinical trials of Memory Pharmaceuticals’ drug candidates; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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